Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

by and between

JACOBS ENGINEERING GROUP INC.

and

WORLEYPARSONS LTD.

Dated as of April 26, 2019

Table of Contents

		Page
ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1	Definitions	1

ARTICLE II
SERVICES

Section 2.1	Services	4
Section 2.2	Provision of Services.	15
Section 2.3	Service Periods	16
Section 2.4	Transition Team	18
Section 2.5	Standard of Performance	20
Section 2.6	Independent Contractor	21
Section 2.7	Access; Books and Records	22

ARTICLE III
SERVICE CHARGES

Section 3.1	Fees	22
Section 3.2	Taxes	25
Section 3.3	No Right to Setoff	27

ARTICLE IV
PAYMENT

Section 4.1	Payment	27
Section 4.2	Finance Charge	27
Section 4.3	Disputes	27
Section 4.4	Audit Rights	27

ARTICLE V
INTELLECTUAL PROPERTY; INFORMATION TECHNOLOGY

Section 5.1	Ownership; Authority	28
Section 5.2	Software License Terms	28

ARTICLE VI
TERM AND TERMINATION

Section 6.1	Term	29
Section 6.2	Termination of this Agreement for Cause	29
Section 6.3	Effect of Termination	30

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (as amended, updated or modified from time to time, this “Agreement”), dated as of April 26, 2019 is entered into by and between Jacobs Engineering Group Inc., a Delaware corporation (“Seller”), and WorleyParsons Ltd. (ACN 096 0901458), a company incorporated in Australia (“Buyer” and together with Seller, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Stock and Asset Purchase Agreement (as amended, restated or modified from time to time, the “Transaction Agreement”), dated as of October 21, 2018, by and between Seller and Buyer.

R E C I T A L S:

WHEREAS, the Transaction Agreement provides for, among other things, the sale by Seller, and the purchase by Buyer, of the ECR Business;

WHEREAS, this Agreement constitutes the “Transition Services Agreement” referred to in the Transaction Agreement; and

WHEREAS, the Transaction Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement, pursuant to which each Party will provide, or cause to be provided (the Party providing, or causing to be provided, a service under this Agreement, the “Provider”), to the other Party (the Party or other recipient receiving a service under this Agreement, the “Recipient”) certain services on a transitional basis after the date hereof in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.1     Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Buyer Confidential Information” means all proprietary and confidential information of the ECR Business or the business of Buyer and its Subsidiaries (excluding any Non-ECR Client Contracts which may be in the name of any such Subsidiary), in each case whether or not in writing and whether or not labeled or identified as confidential or proprietary, including inventions, trade secrets, trademarks, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, supplier and prospect information, employee and financial information, and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence.

“Client Contract” means an executory agreement, deed, purchase order, subcontract or other legally binding agreement under which Seller (or one its Subsidiaries or Affiliates) or Buyer (or one of its Subsidiaries or Affiliates) is obligated to furnish or provide goods or services to a Person and which is typically recorded in the books and records of Seller or Buyer, respectively, as a contract for the supply of goods or services.

“Critical Defect” means a critical failure of, or critical defect in, the tested functionality of the applicable Mission Critical System which prevents its operation or produces incorrect or incomplete results, without a workaround, but excluding High Defects, Medium Defects or Low Defects.

“ECR Business” shall mean the Transferred Entities, the JV Entities, the Transferred Assets, the Assumed Liabilities and the Transferred Employees.

“ECR Client Contract” means a Client Contract included in the Transferred Assets.

“ECR Client Contract Approval” means any consent, approval, authorization or waiver of, or notification to, any Person (including the substitution or novation of Buyer, a Transferred Entity or a Buyer Designee as the contractor under each ECR Client Contract) necessary to consummate the sale, transfer, conveyance, assignment or delivery of each ECR Client Contract either (i) to a Transferred Entity pursuant to the Reorganization or (ii) to Buyer or a Buyer Designee pursuant to Section 2.03 of the Transaction Agreement.

“ECR India Assets” means the Post-Closing Assets held by Jacobs Engineering India Private Ltd.

“ECR India Liabilities” means the Post-Closing Liabilities held by Jacobs Engineering India Private Ltd.

“ECR India Work Force” means the employees of Jacobs Engineering India Private Ltd. that primarily support the ECR Business and will be transferred to a Buyer Designee pursuant to the Reorganization.

“Employee Benefit Plan” means any “employee benefit plan” as such term is defined in ERISA, or other retirement, deferred compensation, incentive, equity-based, severance, employment, change-in-control or fringe benefit plan, program, policy or arrangement, whether or not subject to ERISA.

“High Defect” means a serious failure of, or serious defect in, the tested functionality of the applicable Mission Critical System which prevents it from operating as intended, or produces incorrect or incomplete results, in a manner that is noticeable to the end user, but excluding Critical Defects, Medium Defects or Low Defects.

“JCE Services” means the software, databases, analytic diagnostic algorithms, sensor integration, modeling and visualization programs, and data analysis formulae and other intellectual property known as “Jacobs Connected Enterprise” and described in more detail in EXHIBIT I, some of which will be used in connection with the Project Services.

“Local Seller” means a seller under a Local Agreement.

“Low Defect” means a defect in the user interface or navigation of the applicable Mission Critical System, including typos or behavior that is not expected but does not prevent operation, but excluding Critical Defects, High Defects or Medium Defects.

“Medium Defect” means a moderate failure of, or moderate defect in, the tested functionality of the applicable Mission Critical System which makes it difficult to use or produces incorrect, incomplete or inconsistent results, but excluding Critical Defects, High Defects or Low Defects.

“Mission Critical Systems” means the systems identified in Schedule 2 of EXHIBIT A.

“Non-ECR Client Contract Approval” means any consent, approval, authorization or waiver of, or notification to, any Person (including the substitution or novation of Seller or one of its Subsidiaries as the contractor under each Non-ECR Client Contract) necessary to consummate the sale, transfer, conveyance, assignment or delivery of each Non-ECR Client Contract to either Seller or one of its Subsidiaries pursuant to the Reorganization.

“Retained Business” means all businesses now, previously or hereafter conducted by Seller or any of its Subsidiaries, other than the ECR Business, including the Retained Assets and Retained Liabilities.

“Retained Business India Work Force” means employees of Jacobs Engineering India Private Ltd. that primarily support the Retained Business and will be retained by Seller and its Subsidiaries following the Reorganization.

“Seller Confidential Information” means all proprietary and confidential information of the Retained Business, in each case whether or not in writing and whether or not labeled or identified as confidential or proprietary, including inventions, trade secrets, trademarks, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, supplier and prospect information, employee and financial information, and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence.

“Service” or “Services” means each of the Executive Consultation Services, the Corporate Services, the Project Services, the Shared Facilities Services and to the extent performed as part of the Project Services, the India Work Share Services and the JCE Services.

“Service Period or “Service Periods” means each of the Executive Consultation Service Period, the Corporate Service Periods, the Project Service Period, and the Location Periods, as applicable.

“Subsidiary” or “subsidiary” means, with respect to any Person, (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person, or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person. For the avoidance of doubt, for purposes of this Agreement, no Post-Closing Entity will be deemed a Subsidiary of Buyer until such time as such Post-Closing Entity has been transferred to Buyer or a Buyer Designee in accordance with the terms of the Transaction Agreement.

“Successful UAT” means a user acceptance testing that when conducted generates results indicating that the applicable Mission Critical System functions without a Critical Defect or a High Defect.

“TSA Third Party Approvals” means any consent, approval, Order, authorization or waiver of, or notification to, any Person (including consents or approvals of any Governmental Authority).

Article II
SERVICES

Section 2.1       Services.

(a)           Executive Consultation Services. Subject to the terms and conditions of this Agreement (including Section 2.3), beginning on the date hereof and for the three (3) month period following the date hereof (the “Executive Consultation Service Period”), Seller shall provide the ECR Business reasonable access to Sellers’ senior personnel (at the Senior Vice President level or above) upon reasonable advance request (subject to availability and schedule limitations) for general consultation, advice and support, not to exceed forty (40) hours in the aggregate during the Executive Consultation Service Period (collectively, the “Executive Consultation Services”). For the avoidance of doubt, Seller shall be entitled to reasonably prioritize the needs of the Retained Business with respect to facilitation of the Executive Consultation Services but will act in good faith to facilitate the ECR Business’ use of up to the maximum number of hours of Executive Consultation Services available to the ECR Business.

(b)           Corporate Services.

(i)            Seller Corporate Services. Subject to the terms and conditions of this Agreement (including Section 2.3), beginning on the date hereof and for the period identified on EXHIBIT A for each “Seller Corporate Service” (each, a “Seller Corporate Service Period”), Seller shall cause the Retained Business to provide to the ECR Business (A) the general, administrative and corporate services set forth on EXHIBIT A under the heading “Seller Corporate Services”, and (B) any similar service provided by the Retained Business to the ECR Business during the twelve (12) month period immediately prior to the date hereof and requested by Buyer during the first three (3) months immediately following the date hereof and services necessary or reasonably required to transition the services described in clause (A) and this clause (B) from the Retained Business to Buyer or the ECR Business (each, an “Additional Seller Corporate Service” and each service described in clause (A) or (B), a “Seller Corporate Service,” and collectively, the “Seller Corporate Services”).

(ii)           Buyer Corporate Services. Subject to the terms and conditions of this Agreement (including Section 2.3) beginning on the date hereof and for the period identified on EXHIBIT A for each “Buyer Corporate Service” (each, a “Buyer Corporate Service Period”), the ECR Business shall provide to the Retained Business (A) the general, administrative and corporate services set forth on EXHIBIT A under the heading “Buyer Corporate Services”, (B) any similar service provided by the ECR Business to the Retained Business during the twelve (12) month period immediately prior to the date hereof and requested by Seller during the first three (3) months immediately following the date hereof and services necessary or reasonably required to transition the services described in clause (A) and this clause (B) from the ECR Business to the Retained Business (each, an “Additional Buyer Corporate Service” and each service described in clause (A) or (B), a “Buyer Corporate Service,” and collectively, the “Buyer Corporate Services” and, together with the Seller Corporate Services, the “Corporate Services”).

(iii)          Additional Corporate Service Periods. The TSA Managers (as defined below) shall negotiate in good faith to mutually agree upon the Service Period for each Additional Seller Corporate Service and each Additional Buyer Corporate Service (in each case, not to exceed the twelve (12) month anniversary of the date hereof) (each, an “Additional Seller Corporate Service Period” or an “Additional Buyer Corporate Service Period” and, together with the Buyer Corporate Service Periods and the Seller Corporate Service Periods, the “Corporate Service Periods”), and if the TSA Managers are unable to agree, the Additional Seller Corporate Service Period or the Additional Buyer Corporate Service Period, as applicable, shall be mutually agreed by the Steering Committee.

(iv)          Corporate IT Services.

(A)       Access Prior to ECR Business IT Migration. Beginning on the date hereof, and concluding on the ECR Business IT Migration Date (or if applicable the Extended Migration Date) (each as defined below), as part of the Seller Corporate Services, Seller will provide Buyer, its Subsidiaries, the ECR Business and their respective personnel (“Buyer Personnel”) with appropriate, controlled, Seller approved access to Seller’s IT network. No Buyer Personnel nor personnel of Seller and its Subsidiaries (“Seller Personnel”) shall have access to any active directory trust and there will be no direct interconnectivity between Buyer and Seller’s networks except as set forth on EXHIBIT B or as otherwise specifically authorized by Seller in writing (such consent to not be unreasonably withheld, conditioned or delayed). No Buyer Personnel shall have privileged or administrator account access on Seller’s IT network unless specifically agreed upon by Buyer and Seller and authorized by Seller in writing and access rights to the enterprise resource planning system will be provisioned based upon job function once approved by the Buyer and Seller, and Buyer shall pay the additional costs per user to provision such access; provided that all such individuals granted access have previously executed written agreements to comply with (1) Seller’s security and confidentiality policies and (2) a policy regarding parameters for access to Seller’s IT network, such policies having been made available to all such individuals for review concurrently with the execution of such agreements. Prior to the ECR Business IT Migration Date (or if applicable the Extended Migration Date), Buyer will use commercially reasonable efforts to ensure that Buyer Personnel access and use Seller’s IT network solely to access ECR applications in connection with Services covered under this Agreement, which access shall be in compliance with Seller’s security and confidentiality policies and a policy regarding parameters for access to Seller’s IT network. Prior to the ECR Business IT Migration Date (or if applicable the Extended Migration Date), Seller will use commercially reasonable efforts to ensure that Seller Personnel access and use Seller’s IT network in compliance with Seller’s security and confidentiality policies and a policy regarding parameters for access to Seller’s IT network.

(B)       ECR Business IT Migration. Attached hereto as Schedule 1 of EXHIBIT A is a list of the systems the Parties agree are (1) utilized by the ECR Business and necessary for Buyer to operate the ECR Business in substantially the same manner as it was operated immediately prior to the date hereof or (2) are to be available on a temporary basis from Seller under this Agreement. The systems identified in Schedule 1 of EXHIBIT A (including all automations and integrations that were in place as of the date hereof, recognizing that many of these systems are stand-alone, read-only, and not automated or integrated, and some are due to be retired by September 1, 2019 as noted on the application migration timeline in Schedule 1 of EXHIBIT A) will be replicated to an IT “island” which will serve as a replica of the IT system of the ECR Business (the “IT Island”).

(C)       ECR Business IT Migration Substantial Completion. Seller will use commercially reasonable efforts to substantially complete the migration of the IT Island to Buyer by September 1, 2019. Buyer is responsible for providing timely decisions and adequate participation with respect to the migration during the period beginning on the date hereof until the later of the ECR Business IT Migration Date (as defined below) and the Extended Migration Date (as defined below). The migration will be considered substantially complete when the Seller has conducted a Successful UAT of each Mission Critical System, including all automations and integrations between the Mission Critical Systems that were in place as of the date hereof, which was witnessed by a Representative of Buyer (with such Representative delivering a written acknowledgement of such Successful UAT; provided, that if a Representative of Buyer is not available during normal business hours upon reasonable advance notice to witness such Successful UAT then the requirement to witness such Successful UAT and deliver such written acknowledgement shall be automatically waived), as of which time Seller shall deliver a certificate signed by a Representative for Seller certifying the matters set forth in the foregoing clause (the “Substantial Completion Certification”). During the thirty (30) day period immediately following the Substantial Completion Certification, Seller will provide IT system support, including testing data integrity and system availability, to users of the IT Island. At the end of such thirty (30) day period (the “ECR Business IT Migration Date”), Seller will complete the migration of the IT Island to Buyer; provided, that notwithstanding the foregoing, if Buyer is not ready, willing and able to accept migration of the IT Island as of such date then each IT Dependent Service (as defined below) shall be automatically extended until the earlier of ninety (90) days following the ECR Business IT Migration Date and the date Buyer is ready, willing and able to accept migration of the IT Island (the “Extended Migration Date”); provided further, that as soon as Buyer anticipates it will not be ready, willing or able to accept migration of the IT Island as of the ECR Business IT Migration Date Buyer shall provide written notice to Seller of such expectation and weekly updates on its anticipated timing; provided further, that Buyer shall reimburse Seller for all out-of-pocket fees and expenses incurred by Seller in connection with the extension of IT Dependent Services, whether pursuant to this Section 2.1(b)(iv)(C) or Section 2.3(b), to the extent such out-of-pocket fees and expenses are not captured by EXHIBIT A. Seller shall provide weekly updates as to the status of the migration of the IT Island, which updates shall include forecasts of the anticipated ECR Business IT Migration Date, and the Service Coordinators for the Services described in this Section 2.1(b)(iv) will meet every other week to discuss any areas of concern or issues identified in the weekly updates.

(D)       System Security. If either Party is given access or use to the information systems of the other Party in connection with the performance or receipt of Services, such Party given access or use shall comply with all reasonable security requirements of the other Party applicable to such access and use that have been communicated in writing and shall not compromise or circumvent any security or audit measures employed by such other Party that have been communicated in writing (the time period of any such access, an “Access Period”). Each Party shall follow its internal policies, procedures and protocols with respect to any breach of the information systems or data security of such Party (a “Breach”). During any Access Period, if a Breach occurs and the affected Party has reasonably determined that such Breach is material and should be escalated internally pursuant to its internal policies, procedures and protocols, such Party shall and shall cause its Affiliates to, as applicable, (a) notify the other Party in writing of such Breach as soon as reasonably practicable after such determination (and, in any event, prior to notifying any client; provided that both Parties shall reasonably cooperate to jointly notify any client of the ECR Business), (b) cooperate with any investigation relating to such Breach that is carried out by or on behalf of the other Party or any of its Affiliates (such cooperation to include any relevant information or material in their possession or under their control), and (c) use commercially reasonable efforts to work together with the other Party to rectify such Breach or further any such investigation. In no event shall a Party disclose the fact of a breach of the other Party’s information systems or data without the prior written approval of the other Party, unless such disclosure is required under applicable Law (in which event, the disclosing Party shall give as much notice to the other Party as practicable under the circumstances).

(E)       Corporate IT Services Periods. Each Corporate Service set forth on EXHIBIT A with an initial Corporate Service Period labeled “IT Dependent Service Period” (an “IT Dependent Service”) shall begin on the date hereof and end on the later of the ECR Business IT Migration Date and the Extended Migration Date, if any. In the event the Corporate Service Period for any IT Dependent Service is extended beyond the ECR Business IT Migration Date, whether pursuant to Section 2.1(b)(iv)(C) or Section 2.3(b), Buyer will provide applicable Seller Personnel with sufficient access to Buyer’s IT network to enable Seller Personnel to provide the IT Dependent Services and Buyer shall be responsible for all testing costs and costs for Seller Personnel to provide such IT Dependent Service; provided that all such individuals have previously executed written agreements to comply with (1) Buyer’s security and confidentiality policies and (2) a policy regarding parameters for access to Buyer’s IT network. In addition to the foregoing, for a period of thirty (30) days following the ECR Business IT Migration Date (or if applicable the Extended Migration Date), Buyer may identify additional systems not set forth on Schedule 1 of EXHIBIT A and, if such systems are of the type that should have been included on Schedule 1 of EXHIBIT A, the Parties shall cooperate in good faith to integrate such systems into the Buyer’s IT network at Buyer’s sole cost and expense. For the avoidance of doubt, the identification of additional systems pursuant to the preceding sentence shall not in any way change or modify the ECR Business IT Migration Date.

(F)       Seller Marks. For the avoidance of doubt, any use of a Seller Mark shall be subject to the terms set forth in Section 5.10 of the Transaction Agreement.

(G)       Security Audit. Buyer shall reimburse Seller for the full cost of the security audit to be conducted in connection with the migration as set forth on EXHIBIT A under the heading “Information Technology”.

(c)       Project Services.

(i)       General. It is acknowledged that (A) certain services performed by the ECR Business for its clients are executed in part by employees and consultants that will remain with the Retained Business and (B) certain services performed by the Retained Business for its clients are executed in part by engineers, construction managers and other employees and consultants that will be transferred with the ECR Business (each such arrangement described in clause (A) or (B), an “Intercompany Work Arrangement”).

(ii)       Existing Contracts; Existing Proposals. Attached hereto as EXHIBIT D is a list of: (A) known Intercompany Work Arrangements between the ECR Business and the Retained Business with respect to each Client Contract outstanding as of the date hereof (an “Existing Contract”); and (B) planned Intercompany Work Arrangements between the ECR Business and the Retained Business for each proposal or offer for a Client Contract that is outstanding as of the date hereof (an “Existing Proposal”). During the four (4) month period immediately following the date hereof, Buyer or Seller may identify in writing to the other Party’s TSA Manager additional Intercompany Work Arrangements between the ECR Business and the Retained Business with respect to any Client Contract or proposal or offer for a Client Contract that was outstanding as of the date hereof but not previously identified on EXHIBIT D, which in each case will be deemed to be an Existing Contract or Existing Proposal, as applicable, and EXHIBIT D shall be updated accordingly (but no update of EXHIBIT D will require a formal amendment of this Agreement).

(iii)       New Proposals. Within sixty (60) days immediately following the date hereof, each of Buyer and Seller shall submit a list to the other Party’s TSA Manager of each proposal or offer for a Client Contract that was submitted to a third party by the ECR Business or the Retained Business, respectively, during the forty-five (45) day period immediately following the date hereof and the Intercompany Work Arrangements between the Business and the Retained Business with respect to such proposal or offer (a “New Proposal”). Each New Proposal validly identified pursuant to this Section 2.1(c)(iii) shall be added to EXHIBIT D.

(iv)       Blue and Red Work Orders. For each (A) Existing Contract and (B) Existing Proposal identified on EXHIBIT D as of the date hereof, Seller and Buyer have agreed on a discrete work order in the form attached hereto as EXHIBIT E (each, a “Work Order”) outlining the Intercompany Work Arrangements between the ECR Business and the Retained Business with respect to the applicable Existing Contract or Existing Proposal, including specific staffing, compensation arrangements, and an indicative schedule. Each Work Order requiring the ECR Business to furnish services to the Retained Business (“Buyer Project Services”) shall be referred to as “Red Work Orders”. Each Work Order requiring the Retained Business to furnish services to the ECR Business (“Seller Project Services”) shall be referred to as “Blue Work Orders”.

(v)       Green Work Orders. During the ECR Business Transition Period, Buyer shall have the right to issue a Work Order requiring the ECR India Work Force to furnish services to the ECR Business, Buyer or any of its Subsidiaries, as applicable (“India Project Services” and together with the Seller Project Services and the Buyer Project Services, the “Project Services”), including specific staffing and an indicative schedule. Each Work Order requiring India Project Services shall be referred to as “Green Work Orders”.

(vi)       Delivery of Additional Work Orders. For each (A) Existing Contract, (B) Existing Proposal, and (C) New Proposal added to EXHIBIT D after the date hereof in accordance with this Agreement, (1) Seller shall deliver a Red Work Order to Buyer outlining the Intercompany Work Arrangements from the ECR Business to the Retained Business with respect to the applicable Existing Contract, Existing Proposal or New Proposal, including specific staffing, compensation arrangements, and an indicative schedule, which Red Work Order shall be reasonably acceptable to each of Buyer and Seller, and (2) Buyer shall deliver a Blue Work Order to Seller outlining the Intercompany Work Arrangements from the Retained Business to the ECR Business with respect to the applicable Existing Contract, Existing Proposal or New Proposal, including specific staffing, compensation arrangements, and an indicative schedule, which Blue Work Order shall be reasonably acceptable to each of Buyer and Seller.

(vii)       Performance Period. Each Blue Work Order, Red Work Order, and Green Work Order and the Project Services to be performed pursuant thereto shall be performed by the ECR Business (including the ECR India Work Force) or the Retained Business, as applicable, and extend for the following periods: (A) in respect of each Existing Contract, the period beginning on the date hereof and ending on the date the Existing Contract is completed, terminated or expires, and (B) in respect of each Existing Proposal or New Proposal, the period beginning upon execution of the Client Contract with respect thereto and proper notification to the other Party of such execution and ending on the date such Client Contract is completed, terminated or expires (the “Project Service Period”); provided that notwithstanding the foregoing, any Blue Work Order, Red Work Order, Green Work Order and the Project Services to be performed thereunder, and the Project Service Period with respect thereto, may be earlier cancelled or terminated as permitted by Section 2.3. For the avoidance of doubt, the ECR Business and the Retained Business shall provide Project Services for each applicable Work Order regardless of which Party holds the applicable assets related to the ECR Business and the Retained Business at the time of such performance.

(viii)       Modification. Blue Work Orders and Red Work Orders shall be modified to reflect any amendment, modification or extension of the underlying Client Contract (after notice of such amendment, modification or extension is delivered to the TSA Manager of the other Party) solely to the extent, and to reflect, any such amendment, modification or extension that is executed in the ordinary course of business consistent with past practice of existing work orders for such Client Contract and the original scope of such Client Contract; provided that no extension shall exceed twelve (12) months unless by mutual agreement of the Parties.

(ix)       Future Project Services. Either Party may reasonably request additional services to be provided during the term of this Agreement with respect to proposals and offers for Client Contracts to be submitted by the ECR Business or the Retained Business, as applicable, more than forty-five (45) days following the date hereof, in response to which the other Party shall use commercially reasonable efforts to accommodate any such request to the extent reasonable under the circumstances. The Party receiving such request shall respond to the other Party within ten (10) Business Days of receipt of such request.

(d)           ECR Business Transition Period.

(i)       General. Pursuant to Section 2.07 of the Transaction Agreement, the Parties agreed to proceed with the Closing without (A) the sales, transfers, conveyances, assignments or deliveries of the Post-Closing Entities, (B) the sales, transfers, conveyances, assignments or deliveries of the Post-Closing Assets, (C) the assumptions of the Post-Closing Liabilities, (D) obtaining any ECR Client Contract Approval or (E) obtaining any Lease Approval. Pending the (I) sale, transfer, conveyance, assignment and delivery of the Post-Closing Assets and Post-Closing Entities, (II) the assumptions of any Post-Closing Liabilities, and (III) receipt of the ECR Client Contract Approvals and Lease Approvals (the “ECR Business Transition Period”) the Parties shall cooperate with each other, including as set forth herein, to provide (a) to Buyer or a Buyer Designee the full benefits of each Post-Closing Asset or Post-Closing Entity to the same extent as if legally transferred to Buyer or a Buyer Designee as of the Closing, (b) to Buyer or a Buyer Designee the full benefits of each ECR Client Contract to the same extent as if legally novated to Buyer or the applicable Buyer Designee (i.e. Buyer or the applicable Buyer Designee is legally substituted as the contractor thereunder) as of the Closing, (c) to Buyer or a Buyer Designee the full benefits of each Leased Real Property as if all Lease Approvals were obtained prior to Closing, and (d) to Seller and the Retained Business full protection from all Losses and Liabilities arising from or related to each Post-Closing Entity, Post-Closing Asset, Post-Closing Liability, ECR Client Contract, or Real Property Lease or the failure to obtain any ECR Client Contract Approval or Lease Approval.

(ii)           Seller Obligations. Subject to the terms and conditions of this Agreement, during the ECR Business Transition Period, Seller shall:

(A)       undertake any mutually agreeable, commercially reasonable and lawful arrangement designed to provide to Buyer the benefits (including the exercise of Seller’s or its applicable Subsidiaries’ rights) under, or with respect to, any Post-Closing Asset or Post-Closing Entity held by Seller or any of its Subsidiaries and any ECR Client Contract or Real Property Lease pending receipt of an applicable ECR Client Contract Approval or Lease Approval;

(B)       cause the Post-Closing Assets then held by Seller or any of its Subsidiaries to perform the Intercompany Work Arrangements for Existing Contracts, Existing Proposals and New Proposals required to be performed by such Post-Closing Assets pursuant to Section 2.1(c);

(C)       hold all monies paid to Seller or any of its Subsidiaries (including the Post-Closing Entities then held by Seller or any of its Subsidiaries) in respect of any Post-Closing Assets then held by Seller or any of its Subsidiaries in trust for the account of Buyer;

(D)       hold all monies paid to Seller or any of its Subsidiaries (including the Post-Closing Entities then held by Seller or any of its Subsidiaries) in respect of any ECR Client Contract pending ECR Client Approval in trust for the account of Buyer;

(E)       remit all money received pursuant to clause (C) or (D) above to Buyer pursuant to Article III;

(F)       with respect to the ECR India Assets, ECR India Liabilities and ECR India Work Force, comply with the covenants and agreements of Seller set forth on EXHIBIT F;

(G)       with respect to Jacobs Zamel and Turbag Consulting Engineers, comply with the covenants and agreements of Seller set forth on EXHIBIT G;

(H)       to the extent Seller is reasonably aware, keep Buyer reasonably informed of the day-to-day matters of the Post-Closing Assets, Post-Closing Entities and Post-Closing Liabilities then held by Seller or any of its Subsidiaries;

(I)       continue to provide Business Guarantees in respect of the Post-Closing Assets, Post-Closing Entities and Post-Closing Liabilities then held by Seller or any of its Subsidiaries, in each case in accordance with the ordinary course practices and procedures of Seller; provided, that Seller shall have no obligation to provide any such Business Guarantee after the date hereof in excess of $5,000,000 individually or $50,000,000 in the aggregate and any indemnification or reimbursement in connection with such Business Guarantees shall be subject to the terms set forth in Section 5.09(c) of the Transaction Agreement;

(J)       take commercially reasonable efforts to cooperate with Buyer to obtain all ECR Client Approvals;

(K)       take commercially reasonable efforts to cooperate with Buyer to obtain all Lease Approvals; and

(L)       exercise its legal rights to manage and operate the Post-Closing Assets, Post-Closing Entities and Post-Closing Liabilities then held by Seller or any of its Subsidiaries as reasonably and lawfully directed by Buyer.

(iii)          Buyer Rights and Obligations. Subject to the terms and conditions of this Agreement, during the ECR Business Transition Period, Buyer shall or shall cause the ECR Business to (including through its rights in respect of the Post-Closing Assets and Post-Closing Entities):

(A)       perform all obligations required pursuant to each Post-Closing Liability or in connection with each Post-Closing Asset or Post-Closing Entity, in each case then held by Seller or any of its Subsidiaries, to the maximum extent possible;

(B)       perform all obligations required pursuant to each ECR Client Contract pending ECR Client Contract Approval;

(C)       perform all obligations required pursuant to each Real Property Lease pending Lease Approval;

(D)       take such actions as may be requested from time to time by Seller so as to put Seller and the Retained Business in the same position as if Buyer had performed or was performing all obligations described in clause (A) through (C) above;

(E)       make decisions and direct Seller with respect to the management and operation of the Post-Closing Assets, Post-Closing Entities and Post-Closing Liabilities;

(F)       take commercially reasonable efforts to obtain all ECR Client Approvals;

(G)       take commercially reasonable efforts to obtain all Lease Approvals; and

(H)       defend, indemnify and hold harmless Seller and the Retained Business and their respective Representatives for any and all Losses or Liabilities arising out of or relating to any Post-Closing Assets, Post-Closing Entities, Post-Closing Liabilities, ECR Client Contract or Real Property Lease or the failure to obtain any ECR Client Contract Approval or Lease Approval.

(iv)          Agreed Treatment. The Parties acknowledge and agree that, notwithstanding anything to the contrary herein and to the extent permitted under applicable Law, the Parties shall treat Buyer or the applicable Buyer Designee, as the case may be, as the owner of all of the Post-Closing Assets, Post-Closing Entities and Post-Closing Liabilities and the party to each ECR Client Contract and Real Property Lease as of the Closing Date for all purposes (including Tax purposes).

(v)           Actions. For the avoidance of doubt, all Actions related to the Post-Closing Entities, Post-Closing Assets, Post-Closing Liabilities, ECR Client Contracts, and Real Property Leases shall be subject to the terms set forth in Section 5.13 of the Transaction Agreement.

(e)           Retained Business Transition Period.

(i)            General. Pursuant to Section 2.07 of the Transaction Agreement, the Parties agreed to proceed with the Closing without obtaining any Non-ECR Client Contract Approval. Pending receipt of all Non-ECR Client Contract Approvals (the “Retained Business Transition Period”), the Parties shall cooperate with each other, including as set forth herein, to provide (A) to Seller and the Retained Business the full benefits of each Non-ECR Client Contract to the same extent as if legally novated to Seller or its applicable Subsidiary (i.e. Seller or its applicable Subsidiary is legally substituted as the contractor thereunder) as of the Closing, and (B) to Buyer and the ECR Business full protection from all Losses and Liabilities arising out of or relating to each Non-ECR Client Contract to the same extent as if legally novated to Seller or its applicable Subsidiary or the failure to obtain any Non-ECR Client Approval.

(ii)           Buyer Obligations. Subject to the terms and conditions of this Agreement, during the Retained Business Transition Period Buyer shall:

(A)       undertake any mutually agreeable, commercially reasonable and lawful arrangement designed to provide to Seller the benefits (including the exercise of Buyer’s or its applicable Subsidiaries’ rights) under, or with respect to, any Non-ECR Client Contract pending receipt of an applicable Non-ECR Client Approval;

(B)       hold all monies paid to Buyer or any of its Subsidiaries in respect of any Non-ECR Client Contract pending Non-ECR Client Approval in trust for the account of Seller;

(C)       remit all money received pursuant to clause (B) above to Seller pursuant to Article III;

(D)       to the extent Buyer is reasonably aware, keep Seller reasonably informed of the day-to-day matters affecting the Non-ECR Client Contracts;

(E)       take commercially reasonable efforts to cooperate with Seller to obtain all Non-ECR Client Approvals; and

(F)       exercise its legal rights to manage the Non-ECR Client Contracts as reasonably and lawfully directed by Seller.

(iii)          Seller Rights and Obligations. Subject to the terms and conditions of this Agreement, during the Retained Business Transition Period, Seller shall, or shall cause the Retained Business to:

(A)       perform all obligations required pursuant to each Non-ECR Client Contract pending Non-ECR Client Contract Approval;

(B)       take such actions as may be requested from time to time by Buyer so as to put Buyer and the ECR Business in the same position as if Seller had performed or was performing all obligations described in clause (A) above;

(C)       make decisions and direct Buyer with respect to the management of the Non-ECR Client Contracts;

(D)       take commercially reasonable efforts to obtain all Non-ECR Client Approvals; and

(E)       defend, indemnify and hold harmless Buyer and the ECR Business and their respective Representatives for any and all Losses or Liabilities arising out of or relating to any Non-ECR Client Contract or the failure to obtain any Non-ECR Client Contract Approval.

(iv)          Agreed Treatment. The Parties acknowledge and agree that, notwithstanding anything to the contrary herein and to the extent permitted under applicable Law, the Parties shall treat Seller or its applicable Subsidiary (other than the Post-Closing Entities), as the case may be, as the party to each Non-ECR Client Contract as of the Closing Date for all purposes (including Tax purposes).

(v)           Actions. For the avoidance of doubt, all Actions related to the Non-ECR Client Contracts shall be subject to the terms set forth in Section 5.13 of the Transaction Agreement.

(f)            India Work Share Services. With respect to each Existing Contract, Existing Proposal and New Proposal, (1) any use of the ECR India Work Force in support of the Retained Business shall be included in the Red Work Order applicable thereto, (2) any use of the Retained Business India Work Force in support of the ECR Business shall be included in the Blue Work Order applicable thereto, and (3) any India Project Services shall be included in the Green Work Order applicable thereto. Either Party may reasonably request additional services from the ECR India Work Force or the Retained Business India Work Force, as applicable (the “India Work Share Services”) with respect to proposals and offers for Client Contracts to be submitted by the ECR Business or the Retained Business, as applicable, more than forty-five (45) days following the date hereof, in response to which the other Party shall use commercially reasonable efforts to accommodate any such request to the extent reasonable under the circumstances. The India Work Share Services may be requested by either Party at any time and will be performed pursuant to the terms of a standard form framework agreement attached hereto as EXHIBIT H (the “Framework Agreement”).

(g)          JCE Services. Each Work Order shall identify if JCE Services are included within its scope and in each such instance the Parties shall enter into a discrete license agreement for such JCE Services, which shall be consistent in scope, pricing, and service levels with the intercompany agreements in effect as of immediately prior to the date hereof with respect to the underlying Existing Contract, Existing Proposal or New Proposal.

(h)           Shared Facilities Services.

(i)       Seller Locations. Subject to the terms and conditions of this Agreement (including Section 2.3), Seller shall provide Buyer and the ECR Business access to certain premises and facilities which constitute Retained Assets as further described in Schedule 8 of EXHIBIT A (the “Seller Locations”) for up to the respective time periods set forth therein (the “Seller Location Periods”), as well as facility and office space and related services for the headcount set forth in Schedule 8 of EXHIBIT A, in each case in a manner substantially similar to that received by the ECR Business prior to the date hereof and as further described in RE A1 of EXHIBIT A (collectively, the “Seller Shared Facilities Services”).

(ii)       Buyer Locations. Subject to the terms and conditions of this Agreement (including Section 2.3), Buyer shall provide Seller and the Retained Business access to certain premises and facilities which constitute Transferred Assets as further described in Schedule 8 of EXHIBIT A (the “Buyer Locations” and, together with the Seller Locations, the “Locations”) for up to the respective time periods set forth therein (the “Buyer Location Periods” and, together with the Seller Location Periods, the “Location Periods”), as well as facility and office space and related services for the headcount set forth in Schedule 8 of EXHIBIT A, in each case in a manner substantially similar to that received by the Retained Business prior to the date hereof and as further described in RE B1 of EXHIBIT A (the “Buyer Shared Facilities Services” and, together with the Seller Shared Facilities Services, the “Shared Facilities Services”).

(iii)       Restrictions. Each Party shall not, and shall cause its Affiliates, employees, representatives, contractors, invitees and licensees (each, an “Invitee”) not to, during the applicable Location Period, (A) take any action or fail to take any action that would reasonably be expected to constitute a breach or default under the terms of the real property lease (the “Lease”) governing each applicable Location (other than the access and occupancy expressly permitted by this Agreement), including taking any action or failing to take any action that would reasonably be expected to result in the termination of such Lease by the applicable landlord thereof, or (B) make any changes, repairs, alterations or improvements at the other Party’s Location except with the prior written approval of the other Party, which approval shall be granted in such other Party’s sole discretion. Each Party acknowledges that it has been provided a copy of the applicable Lease for each Location of the other Party. Recipient’s access to and use of the computing systems and/or networks of Provider shall be governed by the terms and conditions set forth in Section 2.1(b)(iv).

(iv)       Extension of Shared Facility Services. Notwithstanding the Location Periods described above, the TSA Managers may mutually agree in writing to extend any of the Shared Facilities Services beyond the applicable Location Period in connection with which the applicable Location Period shall be automatically extended to conform to such written agreement.

Section 2.2      Provision of Services.

(a)          Provision of Services. Each Party acknowledges and agrees that each of the ECR Business and the Retained Business entitled to receive the Services as contemplated by this Agreement are “Recipients” hereunder; provided that notwithstanding anything in this Agreement to the contrary, Seller and the Retained Business shall not be required to provide, or to cause to be provided, Services to any Person other than Buyer and the ECR Business and such Services shall be provided solely in connection with the conduct of the ECR Business (however, for the avoidance of doubt, Seller and the Retained Business will provide the Seller Corporate Services set forth on EXHIBIT A under the heading “Information Technology” to support Buyer in connection with projects of a type and nature consistent with the ECR Business); provided further that notwithstanding anything in this Agreement to the contrary, Buyer and the ECR Business shall not be required to provide, or to cause to be provided, Services to any Person other than Seller and the Retained Business and such Services shall be provided solely in connection with the conduct of the Retained Business. Each Party acknowledges and agrees that the Services to be provided hereunder by a Party shall be provided, directly or indirectly, through one or more Persons that comprise the ECR Business and the Retained Business, as applicable (each of which may be a “Provider” hereunder) or third party contractors, subcontractors, licensors, vendors, outsourcers or other third party service providers (each such third party, a “Third Party Service Provider”); provided that such Party shall be ultimately responsible for the provision of the Services provided on its behalf in accordance with this Agreement. Each Party acknowledges and agrees that the Services are provided on a non-exclusive basis and nothing in this Agreement shall restrict or limit a Party’s ability to provide similar services to any other third party. For all purposes of this Section 2.2(a), the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

(b)           Exclusions. Notwithstanding any other provisions of this Agreement, the Services shall not include, and no Provider shall be required to provide or cause to be provided to a Recipient, Services that involve: (i) the provision of legal, compliance, regulatory or tax advice, (ii) the funding of any Employee Benefit Plan that is adopted, maintained or contributed to by the Recipient (“Recipient Employee Benefit Plans”), (iii) any benefit program compliance services with respect to any such Recipient Employee Benefit Plans, other than the general consulting services set forth on EXHIBIT A, or (iv) the funding of any payroll, payroll taxes or workers’ compensation. Each Party further acknowledges and agrees that no Provider will become a fiduciary (including for purposes of ERISA) with respect to any Recipient Employee Benefit Plan by reason of providing any of the Services under this Agreement, and to the extent the provision of any such Services would cause such Provider to become a fiduciary (including for purposes of ERISA, the Internal Revenue Code, or other applicable Laws) with respect to any Recipient Employee Benefit Plan, the Provider shall not be required to provide, or cause to be provided, such Services to Recipient and Recipient shall defend, indemnify and hold harmless Provider Indemnitees under Section 8.3 in the event of any claim or assertion that any Provider Indemnitee acted in a fiduciary capacity.

(c)       No Violations. Nothing in this Agreement shall require Provider to perform or cause to be performed any Service if the provision of such Service by Provider conflicts with or violates any applicable Law, its reasonable internal policies and procedures in existence on the date hereof or obligations owed to any third party pursuant to any Contract to which such Provider or any of its Affiliates is a party or the rights of any third party with respect thereto; provided, however, that Provider shall use commercially reasonable efforts to avoid or mitigate conflicts or violations of such obligations or rights. If Provider becomes aware of any potential conflict or violation on the part of Provider, Provider shall, to the extent legally permissible, promptly advise Recipient of such potential conflict or violation, and Provider and Recipient shall work together in good faith to mutually seek an alternative that resolves such conflict or violation. For all purposes of this Section 2.2(c), the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

(d)       TSA Third Party Approvals. During the term of this Agreement, each Party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to obtain all TSA Third Party Approvals necessary to perform the Services; provided, that if such TSA Third Party Approvals cannot be obtained, the Parties shall work together in good faith and use their respective commercially reasonable efforts to arrange for alternative methods of delivering such Services; provided that if there are any costs, fees, expenses, financial accommodations or Liabilities of obtaining any TSA Third Party Approval for, or arranging alternative methods of delivering, a Service, the applicable Recipient of such Service shall be entitled to elect to either (i) pay such costs, fees or expenses or (ii) decline such Service; provided that for the avoidance of doubt, neither Party shall be required to pay any costs, fees or expenses or incur any non-de minimis Liability or provide any non-de minimis financial accommodation, in order to obtain any such TSA Third Party Approval. For all purposes of this Section 2.2(d), the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

(e)       Cooperation. Each Party and its Recipients shall provide to the other Party and its Providers such assistance as is reasonably necessary for such other Party and its Providers to perform the Services, including, without limitation, making available all Transferred Employees as reasonably necessary to complete the migration of the IT Island; provided that nothing in this Section 2.2(e) shall require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in Article III or elsewhere in this Agreement or otherwise agreed to in writing by the Parties. For all purposes of this Section 2.2(e), the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

(f)       Further Assurances. Each Recipient shall, at the reasonable request of Provider in consultation with Recipient, from time to time and without further consideration, execute and deliver such acknowledgments, assurances and other documents as may be reasonably necessary for Provider to satisfy and perform its obligations hereunder. For all purposes of this Section 2.2(f), the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Section 2.3     Service Periods.

(a)           Expiration. Upon the expiration of the applicable Service Period, the obligation of a Provider with respect to the provision of the applicable Service shall automatically and immediately terminate.

(b)           Extension and Early Termination of Corporate Services.

(i)       Except as otherwise set forth in Section 2.1(b)(iv)(C), which section shall govern the automatic extension of the IT Dependent Services in connection with an Extended Migration Date, the Recipient of a Corporate Service may voluntarily extend the Corporate Service Period in respect thereof for, at its election, one additional period of thirty (30) days, sixty (60) days or ninety (90) days; provided that (i) the additional period when added to the existing Corporate Service Period shall not exceed the date that is twelve (12) months following the date hereof and (ii) the Party extending such Corporate Service Period shall provide written notice of such extension to the other Party’s TSA Manager at least forty-five (45) days prior to the end of the applicable initial Corporate Service Period (or in the case of the IT Dependent Services the end of the extended initial Corporate Service Period set forth in Section 2.1(b)(iv)(E)). Except for extensions set forth in Section 2.1(b)(iv)(C), the Recipient of a Corporate Service shall only be entitled to one such extension of the Corporate Service Period for each Corporate Service. For the avoidance of doubt the IT Dependent Services may be extended automatically pursuant to Section 2.1(b)(iv)(C), following which they may be voluntarily extended pursuant to this Section 2.3(b). The Parties have agreed to a retention program to incentivize employees in connection with any extension of Corporate Service Periods, which retention program is set forth on Schedule 18 of EXHIBIT A. In addition, the Chief Executive Officers or Chief Financial Officers of each of Buyer and Seller may mutually agree in writing to extend any Corporate Service Period beyond twelve (12) months in the aggregate, in connection with which the applicable Corporate Service Period shall be automatically extended to conform to such written agreement.

(ii)       Buyer may request to terminate any individual Corporate Service at any time upon forty-five (45) calendar days prior written notice to Seller’s TSA Manager. If Buyer delivers a written termination request in accordance with this Section 2.3(b)(ii), Seller will have five (5) Business Days after receipt of the termination request to inform Buyer in writing whether Seller, in its reasonable discretion, agrees to the early termination of such Corporate Service. If Seller agrees to such early termination or fails to respond to Buyer within five (5) Business Days after receipt of the termination request, such Corporate Service will terminate effective upon the expiration of the forty-five (45) day notice period. If Seller objects to such early termination in writing within the five (5) Business Day period following receipt of the termination request, such Corporate Service will continue for the remainder of the applicable Corporate Service Period.

(iii)       Seller may request to terminate any individual Corporate Service at any time upon forty-five (45) calendar days prior written notice to Buyer’s TSA Manager. If Seller delivers a written termination request in accordance with this Section 2.3(b)(iii), Buyer will have five (5) Business Days after receipt of the termination request to inform Seller in writing whether Buyer, in its reasonable discretion, agrees to the early termination of such Corporate Service. If Buyer agrees to such early termination or fails to respond to Seller within five (5) Business Days after receipt of the termination request, such Corporate Service will terminate effective upon the expiration of the forty-five (45) day notice period. If Buyer objects to such early termination in writing within the five (5) Business Day period following receipt of the termination request, such Corporate Service will continue for the remainder of the applicable Corporate Service Period.

(c)           Early Termination of Project Services. Blue Work Orders, and the Project Services provided pursuant thereto, may be terminated (in whole or in part) at any time (i) by Buyer upon ten (10) Business Days prior written notice to Seller’s TSA Manager, or (ii) by Seller for any non-payment by Buyer in accordance with a resolution pursuant to the dispute resolution provisions set forth in Section 2.4 and Section 9.6, as applicable, with respect to such non-payment. Red Work Orders, and the Project Services provided pursuant thereto, may be terminated (in whole or in part) at any time (i) by Seller upon ten (10) Business Days prior written notice to Buyer’s TSA Manager, or (ii) by Buyer for non-payment by Seller in accordance with a resolution pursuant to the dispute resolution provisions set forth in Section 2.4 and Section 9.6, as applicable. During the ECR Business Transition Period, Green Work Orders, and the Project Services provided pursuant thereto, may be terminated (in whole or in part) at any time by Buyer upon ten (10) Business Days prior written notice to Seller’s TSA Manager. Following the ECR Business Transition Period, Green Work Orders, and the Project Services provided pursuant thereto, may be terminated (in whole or in part) at any time by Buyer.

(d)          Termination of Shared Facilities Services. With respect to each Location, Recipient shall quit and surrender such Location upon the expiration or other termination of the applicable Location Period (as extended pursuant to Section 2.1(h)(iv)). If Recipient shall remain in possession of the whole or any portion of any Location following the expiration or other earlier termination of its respective Location Period (the “Holdover Period”), then for any portion of the Holdover Period during which Recipient so remains in possession, Recipient shall pay to Provider an amount equal to 200% of the pro rata portion of the applicable fee set forth on Schedule 8 of EXHIBIT A, calculated based on the number of days of such Holdover Period. The acceptance of the foregoing payments shall not be deemed a consent by Provider to the holding over by Recipient, nor a waiver of any other remedy which Provider may have available to it.

Section 2.4     Transition Team; Disputes.

(a)           Service Coordinators. The Parties shall each nominate representatives to act as the primary contact persons with respect to the performance of each Service (the “Service Coordinators”). The Service Coordinators are authorized to coordinate the provision and receipt of the applicable Service on behalf of each Party. The Parties shall make reasonable efforts to direct all communications related to the Services to the Service Coordinators. A Party may replace any of its Service Coordinators at any time by giving notice thereof to the other Party.

(b)          TSA Manager.

(i)       The Parties shall each nominate representatives (each, a “TSA Manager”) to (i) serve as the primary contact for any issues arising out of the performance of this Agreement, and (ii) be primarily responsible for (A) general coordination of the delivery of Services, including the orderly winding-up of Services upon the termination thereof in accordance with this Agreement, (B) keeping the Parties reasonably informed regarding the performance of the Services, (C) oversight and resolution of Disputes (as defined below) arising under this Agreement and (D) consideration and approval of any Variations (as defined below). During the six (6) months immediately following the date hereof, the TSA Managers shall meet (in person or by telephone) on a weekly basis to discuss any such issues and negotiate to resolve any such Disputes in good faith. Following such period, the TSA Managers shall meet (in person or by telephone) as reasonably required to discuss any issues and resolve any Disputes arising out of the performance of this Agreement in good faith. Any decision with respect to any such Disputes that is mutually agreed upon by the TSA Managers shall be documented in writing and shall be binding upon the Parties. A Party may replace its TSA Manager at any time by giving notice thereof to the other Party. If there is a vacancy at a TSA Manager position, the Party with the vacancy shall give prompt notice to the other Party of such vacancy and shall have five (5) Business Days to fill such vacancy.

(ii)          Except as otherwise provided in this Agreement (including Section 2.1(c)(viii)), if either Party proposes a variation to a Service (a “Variation”), the TSA Managers shall hold a meeting (in person, by telephone or by other mutually agreed electronic means of communication) within five (5) Business Days to discuss the proposed Variation. The TSA Managers will give a Variation proposal their good faith consideration, and where applicable will use their commercially reasonable efforts to reach an agreement in relation to such Variation proposal; provided, however, that there will be no obligation for the TSA Managers to agree upon or approve any Variation.

(iii)          If the TSA Managers do not resolve any Dispute or agree upon any Variation within twenty (20) calendar days (or such longer period as agreed by the TSA Managers) after commencement of negotiations to resolve such Dispute or consider such Variation, then such Dispute or Variation, as applicable, will be referred by the TSA Managers to the Steering Committee for resolution.

(c)           Steering Committee.

(i)            The Parties will establish a steering committee (“Steering Committee”), which will be made up of one (1) Representative with decision-making authority from Buyer and one (1) Representative with decision-making authority from Seller, provided that the TSA Managers shall attend the Steering Committee meetings and shall advise the Steering Committee regarding their ongoing coordination and management of the Services as ex officio members of the Steering Committee. The Steering Committee is responsible for:

(A)       monitoring and managing any issues arising from this Agreement and the Services; and

(B)       to the extent not resolved through discussions between the TSA Managers, facilitating the resolution of Disputes arising out of this Agreement in the manner contemplated by Section 2.4(c)(iv).

(ii)           If Buyer or Seller wishes to replace its Representative on the Steering Committee, then such Party will: (A) replace that Representative with another suitably qualified and experienced Representative as soon as practicable and (B) give notice of the details of the replacement Representative to the other Party within two (2) Business Days of such appointment.

(iii)          The Steering Committee is primarily a vehicle for discussion. Except as expressly set out in clauses (i) and (iv), it has no legal powers or obligations.

(iv)         During the three (3) months immediately following the date hereof, the Steering Committee shall meet (in person, by telephone or by other mutually agreed electronic means of communication) on a monthly basis. Following such period, the Steering Committee shall meet (in person, by telephone or by other mutually agreed electronic means of communication) every sixty (60) days. In addition, the Steering Committee shall hold a meeting (in person or telephonically) within five (5) Business Days of receiving a request by either of the TSA Managers to discuss any Variation or any dispute, controversy, difference or claim arising out of or in connection with this Agreement or the subject matter of this Agreement (a “Dispute”) and shall use its commercially reasonable efforts to bring about a resolution to the Variation or Dispute, as applicable, including in relation to disputed invoices. If the Steering Committee does not resolve any such Variation or Dispute within twenty (20) calendar days (or such longer period as the Steering Committee Representatives agree) after commencement of negotiations to resolve such Variation or Dispute, then such Variation or Dispute, as applicable, shall be referred to binding arbitration pursuant to Section 9.6. Any decision with respect to any such Variation or Dispute that is mutually agreed upon by the Steering Committee Representatives shall be documented in writing and shall be binding upon the Parties. Notwithstanding anything in this Agreement to the contrary, during the pendency of any Variation or Dispute with respect to this Agreement no Party shall withhold any Service or any payment for any Service until such Service is validly terminated in accordance with the terms of this Agreement.

(d)       Injunctive Relief. Notwithstanding the foregoing, solely with respect to a breach or potential breach of Section 7.1, the Parties shall be entitled to injunctive relief without first following the procedures set forth in this Section 2.4 in the event a Party would be irreparably harmed as a result of such breach or potential breach.

(e)       Authority. A Party may treat an act of the other Party’s Steering Committee member, TSA Manager and Service Coordinator(s) as being authorized by such other Party without inquiring behind such act or ascertaining whether such Steering Committee member, TSA Manager or Service Coordinator had authority to so act; provided that no Steering Committee member, TSA Manager or Service Coordinator has the authority to amend this Agreement.

Section 2.5     Standard of Performance. Each Provider will cause each Service to be provided to Recipient in accordance with the following standards:

(a)       Executive Consultation Services. Subject to the terms and conditions of this Agreement, the Executive Consultation Services shall be performed with commercially reasonable care.

(b)       Corporate Services. Subject to the terms and conditions of this Agreement, the Corporate Services shall be performed (i) in all material respects, in substantially the same manner, in substantially the same volumes (unless otherwise mutually agreed in writing by the Parties) and with no less than the degree of quality, care and diligence that is substantially the same standard as such Corporate Services were performed during the twelve (12) months immediately prior to the date hereof, and (ii) in compliance in all material respects with applicable Law. Unless otherwise expressly contemplated by this Agreement (including with respect to the Services described in Section 2.1(b)(iv)) or otherwise mutually agreed in writing by the Parties, neither Party shall have the obligation to allocate personnel, equipment or other resources to any Corporate Service in excess of the level of resources historically allocated to the provision of such Corporate Service during the twelve (12) month period immediately prior to the date of the Transaction Agreement.

(c)       Project Services; India Work Share Services; JCE Services. Subject to the terms and conditions of this Agreement, the Project Services, India Work Share Services and JCE Services shall be performed (i) in all material respects, in accordance with industry practice in substantially the same manner, in substantially the same volumes and with no less than the degree of quality, care and diligence that is substantially the same standard as such Services were performed during the twelve (12) months immediately prior to the date hereof, and (ii) in compliance in all material respects with applicable Law; provided that notwithstanding the foregoing, to the extent any Project Service, India Work Share Service or JCE Service is governed by a subcontract agreement between the Retained Business and the ECR Business which was entered into prior to the date hereof or pursuant to Section 2.1(e), such subcontract agreement shall govern the standard of care with respect to such Service.

(d)       Shared Facility Services. Subject to the terms and conditions of this Agreement, the Shared Facilities Services shall be performed (i) in all material respects, in substantially the same manner, in substantially the same volumes (unless otherwise mutually agreed in writing by the Parties) and with no less than the degree of quality, care and diligence as such Shared Facilities Services were performed during the twelve (12) months immediately prior to the date hereof, and (ii) in compliance in all material respects with applicable Law.

(e)       Without limiting the standards set forth in Sections 2.5(a)-(d), the Parties acknowledge and agree that the Services to be provided pursuant to this Agreement may reasonably differ from past practice as a result of the fact that Seller no longer owns the ECR Business. However, in allocating personnel time and other resources between the Retained Business and the ECR Business, except as otherwise set forth herein, Seller will act in good faith to allocate such personnel time and other resources in an equitable manner consistent with the allocation thereof during the twelve (12) months prior to the date hereof.

(f)       During the term of this Agreement, each Party may modify, change or enhance the tools, means, methods or processes utilized in connection with any Service, to the extent such Party is making a similar modification, change or enhancement to its own business and such modification, change or enhancement is not intended to be adverse, in any material respect, to the other Party. Prior written notice of any such material modification, change or enhancement will be promptly provided to the Recipient.

(g)       Subject to any rights or obligations of the Parties under this Agreement, as between Provider and Recipient, Provider will have the sole and exclusive responsibility for all personnel of Provider, including responsibility for the payment of any and all compensation, unemployment insurance, workers’ compensation, disability insurance, employee benefits and all other employment-related charges and deductions with respect to Provider’s personnel.

Section 2.6 Independent Contractor. In providing Services hereunder, the Providers and any Third Party Service Provider shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the Parties. No Party shall have any power to control the activities and/or operations of the other Party. No Party shall have any power or authority to bind or commit any other Party. In providing the Services hereunder, Provider’s employees and agents shall not be considered employees or agents of any of the Recipients, nor shall Provider’s employees or agents be eligible or entitled to any compensation, benefits, or perquisites (including severance) given or extended to any of the Recipients’ respective employees. For the avoidance of doubt, each Recipient shall be solely responsible for the operation of their respective businesses and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any liability or responsibility on any Provider with respect thereto. For all purposes of this Section 2.6, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Section 2.7     Access; Books and Records.

(a)           Subject to the terms and conditions of this Agreement, each Recipient shall (i) make available on a timely basis to each Provider all information and materials reasonably requested by them to the extent necessary to enable them to provide the applicable Services to the Recipient and (ii) provide reasonable access, and use of its premises, systems, assets, facilities and personnel, in each case to the extent necessary for each Provider to provide the applicable Services to the Recipient. Notwithstanding the foregoing, no Recipient shall be required to provide access to or disclose information (A) without reasonable advance notice and in a manner so as not to interfere with the normal business operations of the Recipient, (B) that includes personnel records, including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information which in Recipient’s opinion is sensitive or the disclosure of which could subject Recipient or any of its respective Representatives to risk of Liability, (C) to a Third Party Service Provider if such Third Party Service Provider has not executed and delivered to Recipient a confidentiality and non-use agreement in form and substance reasonably acceptable to Recipient, (D) the disclosure of which could reasonably be expected to violate any Contract or any Law, result in the loss of protectable interests in trade secrets, or result in the waiver of any legal privilege or work-product privilege, or (E) which constitutes proprietary or competitively sensitive information (provided, that, in the case of clauses (D) through (E), Recipient shall give notice to Provider of the fact that such documents or information are being withheld and thereafter Recipient shall use its commercially reasonable efforts to cause such documents or information, as applicable, to be made available in a manner that would not reasonably be expected to cause such a violation, disclosure or waiver or reveal such information to a competitor). For all purposes of this Section 2.7, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

(b)           Each Provider and its Third Party Service Providers shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by any Recipient or any of its Representatives in connection with this Agreement. No Provider, its Representatives or its Third Party Service Providers shall be liable for any impairment of any Service directly caused by their not receiving the information, materials or access required by this Section 2.7, either timely or at all, or by its receiving inaccurate or incomplete information on which it reasonably relied from any Recipient that is required or reasonably requested regarding such Service.

Article III
SERVICE CHARGES

Section 3.1     Fees.

(a)           Executive Consultation Services. Seller shall provide the Executive Consultation Services, in exchange for reimbursement of all travel and out-of-pocket expenses of the relevant senior personnel incurred in connection with the provision of such Executive Consultation Services; provided that any such travel and out-of-pocket expenses are approved by Buyer in advance. Seller shall not otherwise charge any fees in connection with the Executive Consultation Services. As used in this Agreement, “out-of-pocket” costs or expenses means the direct payment of money by a person to a third party.

(b)           Corporate Services.

(i)       Subject to Section 3.1(b)(ii), Section 3.1(b)(iv) and Section 3.1(b)(v), each Recipient shall compensate the Provider of each Corporate Service for the monthly fee or other amount set forth on EXHIBIT A for such Corporate Service. Notwithstanding the foregoing, Buyer shall compensate Seller for (1) fifty percent (50.0%) of the fees and expenses incurred in having PricewaterhouseCoopers, Ernst & Young and Riveron perform the Service set forth on EXHIBIT A under the heading “Monthly/Quarterly Financial Reporting Support”, (2) all fees and expenses incurred in having PricewaterhouseCoopers perform the Service set forth on EXHIBIT A under the heading “Extended ERP IT Technical Support”, (3) all fees and expenses incurred in having PricewaterhouseCoopers perform the Service set forth on EXHIBIT A under the heading “Extended Hypercare”, (4) all fees and expenses incurred in having Willis Towers Watson perform the Service set forth on EXHIBIT A under the heading “Benefits”, (5) all of the fees and expenses incurred to perform the Service set forth on Schedule 7 of EXHIBIT A and (6) all of the fees and expenses incurred to perform the Service set forth on EXHIBIT A under the heading “Shared Corporate Contracts Separation Support”. Notwithstanding the foregoing, to the extent Buyer on behalf of Seller is able to obtain a Buyer Replacement Contract in respect of any Shared Corporate Contract set forth on EXHIBIT A under the heading “Shared Corporate Contracts”, the fees for the Corporate Services set forth on EXHIBIT A under the heading “Shared Corporate Contracts” shall be reduced by the amounts set forth next to such Shared Corporate Contract on EXHIBIT A.

(ii)       If, in providing a Corporate Service, a Provider reasonably determines it will be required to incur out-of-pocket costs or expenses that are not accounted for in the monthly fee set forth on EXHIBIT A for such Corporate Service, the Provider may request that the Recipient agree to reimburse the Provider for such out-of-pocket costs or expenses as a condition to providing such Corporate Service.

(iii)       Subject to Section 3.1(b)(iv), each Recipient shall compensate the Provider of Additional Buyer Corporate Services or Additional Seller Corporate Services, as applicable, for the fee mutually agreed upon in good faith by the Steering Committee in respect thereto, which fee shall be based on the historical cost allocation for such Additional Buyer Corporate Service or Additional Seller Corporate Service.

(iv)       If any Corporate Service Period in respect of a Corporate Service is extended (A) by either Buyer or Seller pursuant to Section 2.3(b) or (B) by Buyer pursuant to Section 2.1(b)(iv)(C), the fee for such Corporate Service shall be increased by thirty percent (30.0)% for the duration of such extension.

(v)       If the ECR Business IT Migration Date has not occurred on or before November 1, 2019, the fee for IT Dependent Services shall be decreased by two and a half percent (2.5)% for such IT Dependent Services performed after that date. If the ECR Business IT Migration Date has not occurred on or before December 1, 2019, the fee for IT Dependent Services shall be decreased by an additional two and a half percent (2.5)% for such IT Dependent Services performed after that date. If the ECR Business IT Migration Date has not occurred on or before January 1, 2020, the fee for IT Dependent Services shall be decreased by an additional ten percent (10.0)% for such IT Dependent Services performed after that date. If the ECR Business IT Migration Date has not occurred on or before February 1, 2020, the fee for IT Dependent Services shall be decreased by an additional ten percent (10.0)% for such IT Dependent Services performed after that date.

(c)           Project Services.

(i)       Red Work Order. For each Buyer Project Service, Seller shall compensate Buyer at the rates, fees and markups established in the applicable Red Work Order. The rates, fees and markup set forth in each Red Work Order shall be consistent with the applicable underlying Client Contract and the methodology set forth on EXHIBIT K; provided that during the first three (3) months immediately following the date hereof either Seller or Buyer may request that the rates, fees or markup set forth in a Red Work Order be updated to the extent such rates, fees or markup are not consistent with the applicable underlying Client Contract and the methodology set forth on EXHIBIT K. If no compensation or payment arrangement is identified in a Red Work Order, Buyer shall be entitled to receive the hourly rate at which the applicable employee(s) providing such Buyer Project Service was billed to third parties immediately prior to the date hereof plus a markup of ten percent (10.0)%.

(ii)       Blue Work Order. For each Seller Project Service, Buyer shall compensate Seller at the rates, fees and markup established in the applicable Blue Work Order. The rates, fees and markup set forth in each Blue Work Order shall be consistent with the applicable underlying Client Contract and the methodology set forth on EXHIBIT K; provided that during the first three (3) months immediately following the date hereof either Seller or Buyer may request that the rates, fees or markup set forth in a Blue Work Order be updated to the extent such rates, fees or markup are not consistent with the applicable underlying Client Contract and the methodology set forth on EXHIBIT K. If no compensation or payment arrangement is identified in a Blue Work Order, Seller shall be entitled to receive the hourly rate at which the applicable employee(s) providing such Seller Project Service was billed to third parties immediately prior to the date hereof plus a markup of ten percent (10.0)%.

(iii)       Green Work Order. Since the India Project Services shall be performed for the ECR Business and Buyer and its Subsidiaries, Buyer shall have no obligation to pay any additional charge for such India Project Services; provided that the foregoing shall not limit Buyer’s obligation to reimburse and indemnify Seller and the Retained Business for any and all Losses and Liabilities incurred in connection with the ECR India Work Force, ECR India Assets or ECR India Liabilities.

(d)           Transition Assets and Liabilities.

(i)       Retained Business Transition Period. During the Retained Business Transition Period, (A) Seller shall reimburse Buyer for any and all Losses and Liabilities incurred by Buyer or the ECR Business arising out of or relating to any Non-ECR Client Contract or the failure to obtain any Non-ECR Client Contract Approval, and (B) Buyer shall promptly account for and remit to Seller all monies paid to Buyer or any of its Subsidiaries in respect of any Non-ECR Client Contract.

(ii)       ECR Business Transition Period. During the ECR Business Transition Period, (A) Buyer shall reimburse Seller for any and all Losses and Liabilities incurred by Seller or the Retained Business arising out of or relating to any Post-Closing Assets, Post-Closing Entities (including any loss of the ECR Business within Jacobs India as calculated pursuant to EXHIBIT F), Post-Closing Liabilities, ECR Client Contract or Real Property Lease or the failure to obtain any ECR Client Contract Approval or Lease Approval, and (B) Seller shall promptly account for and remit to Buyer all monies paid to Seller or its Subsidiaries (including the Post-Closing Entities then held by Seller or any of its Subsidiaries) in respect of any ECR Client Contract or Post Closing Assets (including any profit of the ECR Business within Jacobs India as calculated pursuant to EXHIBIT F).

(e)       India Work Share Services. For India Work Share Services not included in a Work Order, the Recipient shall pay the commercial rate agreed by the Parties at the time of execution of the applicable subcontract agreement entered into pursuant to the Framework Agreement.

(f)       Shared Facilities Services. Each Recipient shall compensate the Provider of the Shared Facilities Services for each Location for the fee set forth on Schedule 8 of EXHIBIT A for such Location, which fee shall be subject to escalation in the event of a Holdover Period pursuant to Section 2.3, as applicable.

(g)       Credit Card Program. Buyer shall (i) reimburse Seller for all costs, expenses, Liabilities and Losses and (ii) indemnify and hold harmless Seller from any costs, expenses, Liabilities and Losses, in each case with respect to any Transferred Employee’s use of Seller’s credit card program after the date hereof.

(h)       CEO Resolution. In the event of a CEO Resolution (as defined in EXHIBIT F), the Party whose Chief Executive Officer made the CEO Resolution shall indemnify and hold harmless the other Party from any costs, expenses, Liabilities and Losses in carrying out the CEO Resolution to the extent such cost, expense, Loss or Liability is greater than the amount otherwise payable in accordance with this Article III and Article IV; provided, that any demand for such costs, expenses, Losses or Liabilities must be made within ninety (90) days following the implementation of the applicable CEO Resolution.

Section 3.2      Taxes.

(a)       The fees set forth in Section 3.1 with respect to each Service do not include any sales, use, value-added, goods and services or similar taxes, duties, levies or fees in the nature of a tax imposed by any Governmental Authority (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto by any Governmental Authority, “Taxes”). In addition to the amounts required to be paid as set forth in Section 3.1 or otherwise pursuant to this Agreement, Recipient shall pay and be responsible for any Taxes imposed with respect to the fees or the provision of Services to the Recipient hereunder (subject to, in the case of an amount payable of or on account of value added, goods and services tax or similar taxes, Provider issuing Recipient a valid tax invoice prior to the end of the Recipient’s tax period in which the relevant services are provided, as defined under the relevant applicable Law), other than for the avoidance of doubt any taxes measured by net income, franchise or margin taxes, and any gross receipts or other privilege taxes imposed on or assessed against Provider, its Affiliates or Third Party Service Providers as a result of the provision of Services by Provider or other Persons hereunder. If Recipient is required to withhold or deduct any such Taxes from any payment made pursuant to this Agreement, then (a) Recipient shall make such Tax deduction or withholding and pay the full amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law, and (b) the sum payable by Recipient shall be increased as necessary so that after all required Tax deductions and withholding have been made (including Tax deductions and withholding applicable to additional sums payable under this Section 3.2), Provider receives an amount equal to the sum it would have received had no such Tax deductions or withholdings been made. To the extent that applicable Law imposes the relevant Taxes directly on Provider, Provider shall pay the relevant Taxes directly to the Taxing Authority in accordance with applicable Law, and Recipient shall reimburse Provider for such Taxes (increased as necessary so that after all Taxes are paid by Provider in respect of such amounts, Provider receives an amount equal to the sum it would have received had no such Taxes been imposed on Provider, subject to, in the case of an amount payable of or on account of value added, goods and services tax or similar taxes, Provider issuing Recipient a valid tax invoice prior to the end of the Recipient’s tax period in which the relevant services are provided, as defined under the relevant applicable Law). Recipient and Provider shall cooperate in good faith to minimize Taxes to the extent legally permissible. If Recipient submits to Provider a timely and valid resale or other exemption certificate reasonably acceptable to Provider and sufficient to support the exemption from a Tax, then such Tax will not be added to the charges or other amounts otherwise payable by Recipient hereunder.

(b)          In the event that the sale, transfer, conveyance, assignment and delivery of a Local Seller’s right, title and interest in and to any Contract pursuant to the Transaction Agreement requires a Third Party Approval (a “Non-Transferred Contract”), the Parties agree that an amount equal to any Transfer Tax, VAT or other applicable goods and services tax payable by a Party or any of its Affiliates (the “Liable Party”) in respect of any services or supplies made under such Non-Transferred Contract (the “Sales Tax Amount”) shall be:

(i)       in the case of Sales Tax Amounts already received by and in the possession of the Liable Party, retained by the Liable Party; or

(ii)       in the case of Sales Tax Amounts in the possession of the other Party or any of its Affiliates or received by the other Party or any of its Affiliates at any time in the future, paid by the other Party or its Affiliates to the Liable Party, but only to the extent that the liability to pay any such Sales Tax Amounts on such services or supplies arises prior to the date on which the relevant right, title and interest in and to such Non-Transferred Contract is transferred, conveyed, assigned and delivered in accordance with the terms of the Transaction Agreement.

(c)          The Parties agree that any Sales Tax Amount reclaimable by a Party or any of its Affiliates from a relevant Tax Authority (the “Entitled Party”) in respect of any acquisitions, services or supplies made under such Non-Transferred Contract (the “Sales Tax Reclaim”) for which another Party or any of its Affiliates has borne the economic cost (the “Paying Party”) shall:

(i)       in the case of Sales Tax Reclaims already received by and in the possession of the Entitled Party, or to be received by the Entitled Party at any time in the future, be paid by the Entitled Party to the Paying Party; or

(ii)       in the case of Sales Tax Reclaims received by and in the possession of the Paying Party, be retained by the Paying Party, but only to the extent that the Sales Tax Reclaim on such acquisitions, services or supplies arises prior to the date on which the relevant right, title and interest in and to such Non-Transferred Contract is transferred, conveyed, assigned and delivered in accordance with the terms of the Transaction Agreement.

(d)       Without limiting Sections 3.2(b) and (c) above, the Parties agree to work together in good faith in each relevant territory to ensure that no adverse Tax consequences arise for either Party or its Affiliates which are contrary to the commercial intention of the Parties, as evidenced by this Section 3.2.

Section 3.3      No Right to Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to Buyer or Seller under this Agreement.

Article IV
PAYMENT

Section 4.1      Payment. Buyer shall invoice Seller, and Seller shall invoice Buyer, on a monthly basis for all fees, expenses and other amounts due and owing pursuant to Article III, which invoice shall provide a reasonable description of (a) the Services performed, (b) the applicable fees, expenses and other amounts, and (c) any Taxes permitted by the terms of this Agreement to be invoiced to the Recipient of the applicable Services; provided that with respect to the ECR India Assets, ECR India Work Force and ECR India Liabilities, Buyer shall invoice Seller, and Seller shall invoice Buyer, twice monthly as described above and such invoice will expressly include the information required by EXHIBIT F. Payment for all fees, expenses and other amounts in connection with the Services shall be made in U.S. dollars within thirty (30) calendar days after the date of receipt of the applicable invoice. All accrued and unpaid charges for Services shall be due and payable upon termination of such Services or this Agreement and shall be invoiced in accordance with this Section 4.1. For all purposes of this Section 4.1, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Section 4.2      Finance Charge. If a Party fails to make any payment of any amount within fifteen (15) calendar days of the date such payment was due to the other Party, a finance charge of two percent (2.0%) per month or, if less, the maximum rate allowed by applicable Law, shall be payable from the date of receipt of the invoice by the invoiced Party to the date such payment is received by the invoicing Party. In addition, each Party shall indemnify the other Party for its costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

Section 4.3      Disputes. If any Party, acting in good faith, disputes the amount of any charges, costs or expenses invoiced pursuant to Section 4.1, such Party shall, within sixty (60) days after receipt of an invoice, deliver a written notice to the invoicing Party notifying it of the amount of the disputed charge, cost or expense and providing a reasonably detailed description of the reason for the dispute. Each Party, in its reasonable discretion, may request additional supporting documentation with respect to such billing dispute and the other Party shall provide such supporting documentation to the extent reasonably requested. The Parties agree to seek to resolve all such disputes expeditiously and in good faith in accordance with Section 2.4; provided, however, Provider shall continue performing Services in accordance with this Agreement pending resolution of any dispute. For all purposes of this Section 4.3, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Section 4.4     Audit Rights. At all times during the term of this Agreement, each Party shall maintain books of account, receipts, disbursements and all other records relating to the Services performed by such Party and its Subsidiaries and Third Party Service Providers hereunder, other than with respect to the fixed monthly fee for Corporate Services (the “Records”). Twice per calendar year during any period in which Services are performed pursuant to this Agreement, each Party shall have the right, upon thirty (30) days’ prior written notice to the other Party and at reasonable times during usual business hours of the other Party (and in a manner that does not unreasonably interfere with the operations of such other Party and its Subsidiaries and subject to the limitations of Section 2.7), to audit the Records in respect of the fees charged during the calendar year prior to such audit for the Services provided by the other Party. In the event that the audit reveals that a Party was overbilled or under-billed, such Party shall deliver a written notice to the other Party notifying it of such amount and providing a reasonably detailed description of such overbilling or under-billing. Upon receipt of such notice, the other Party will research the items in question in a reasonably prompt manner and the Parties shall cooperate to resolve any differences in accordance with Section 2.4. The Party performing the audit shall bear the cost of such audit unless the audit reveals that the other Party overbilled such Party by five percent (5.0%) or more with respect to the period being audited, in which case the other Party shall bear the reasonable costs of such audit. Any discrepancy revealed by the audit and agreed by the Parties or otherwise resolved in accordance with Section 2.4 shall be paid to the overbilled/under-billed Party. The right to initiate an audit pursuant to this Section 4.4 shall survive termination or expiration of this Agreement for a period of six (6) months. For all purposes of this Section 4.4, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Article V
INTELLECTUAL PROPERTY; INFORMATION TECHNOLOGY

Section 5.1     Ownership; Authority. Except with respect to the Transferred Assets, all Intellectual Property owned or licensed by Seller or its Subsidiaries immediately prior to the date hereof shall continue to be so owned or licensed by Seller and its Subsidiaries on and after the date hereof. Except as otherwise set forth in a license agreement, no license, express or implied, is being granted by the Parties under this Agreement, other than to the extent necessary for the other Party, its Affiliates and Third Party Service Providers to perform or receive the applicable Services. Except as expressly set forth in a Work Order, all right, title and interest in all work product created by Provider shall belong exclusively to Provider. To the extent that title to any such work product may not vest in Provider by operation of Law, then Recipient hereby irrevocably assigns all right, title and interest therein to Provider. Each Party shall execute such other documents as may be necessary to effect the purposes of this Section 5.1.

Section 5.2     Software License Terms.

(a)       Software owned by a third party that is made available by the Retained Business to the ECR Business in connection with any Service (any such Software being referred to herein as “TSA-Licensed Software”) provided hereunder will be subject to the terms set forth in this Section 5.2 except as otherwise provided in the Exhibits hereto. If and to the extent that any TSA-Licensed Software includes third-party software subject to additional terms and conditions, those additional terms and conditions will be set forth in the Exhibits hereto.

(b)       The ECR Business may not exceed the number of licenses, agents, tiers, nodes, seats, or other use restrictions or authorizations, if any, specified in a license agreement(s), provided that such restrictions or authorizations shall in no event be more restrictive than those applicable to the ECR Business’ use of the applicable TSA-Licensed Software immediately prior to the date hereof. To the extent the ECR Business requires use of the TSA-Licensed Software beyond the restrictions set forth in the preceding sentence, the Parties agree to cooperate in good faith to reach a mutually acceptable solution, provided that Buyer shall be responsible for any additional cost related to such additional use. Buyer acknowledges that Seller may monitor Buyer’s compliance with use restrictions and authorizations remotely, or otherwise. If Seller makes a license management program available which records and reports license usage information, Buyer agrees to appropriately install, configure and execute such license management program.

(c)       Upon expiration or termination of the Service under which TSA-Licensed Software is made available, Buyer will cause the ECR Business to re-license or modify the license of the TSA-Licensed Software in a manner reasonably acceptable to Seller. Buyer will provide certification of such relicense or modification of TSA-Licensed Software, and copies thereof, to Seller. Buyer may retain one copy of the TSA-Licensed Software subsequent to expiration or termination solely for archival purposes. Buyer may not sublicense, assign, transfer, rent, or lease the TSA-Licensed Software to any other person except as permitted in this Section 5.2. TSA-Licensed Software that allows use over Buyer’s intranet requires restricted access by authorized users only.

Article VI
TERM AND TERMINATION

Section 6.1     Term. The term of this Agreement will commence on the date hereof and end on the earlier to occur of: (a) the last date on which a Provider is obligated to provide any Service to a Recipient pursuant to the terms of this Agreement, and (b) the mutual written agreement of the Parties to terminate this Agreement (and all Services hereunder) in its entirety. For all purposes of this Section 6.1, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Section 6.2     Termination of this Agreement for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(a)       the Other Party is in material breach of any of its obligations under this Agreement and (if the breach is capable of being cured) has failed to cure the breach within thirty (30) calendar days after receipt of notice in writing from the Terminating Party giving particulars of the breach and requiring the Other Party to cure such breach;

(b)       the Other Party commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization or similar relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or

(c)       an involuntary case or other proceeding is commenced against the Other Party seeking bankruptcy protection, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of sixty (60) calendar days or an order for relief shall be entered against the Other Party.

Section 6.3     Effect of Termination. In the event of termination of this Agreement in its entirety pursuant to this Article VI, or upon the expiration of the term of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any liability to the other Party with respect to this Agreement; provided that notwithstanding the foregoing:

(a)       termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration;

(b)       termination or expiration of this Agreement shall not terminate the Framework Agreement, which shall remain in full force and effect in accordance with the applicable terms thereof; and

(c)       Section 2.1(d)(iii)(H), Section 2.1(e)(iii)(E), Section 2.4 with respect to the resolution of disputes (Disputes), Article III with respect to accrued and unpaid charges for Services, Section 4.4 (Audit Rights), Section 5.1 (Ownership; Authority), Section 7.1 (Confidentiality), Article VIII (Indemnity; Disclaimer of Warranties; Limitation of Liability) and Article IX (Miscellaneous) shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

Article VII
CONFIDENTIALITY

Section 7.1     Confidentiality.

(a)       Seller shall not, and shall cause the Retained Business and its and their Representatives not to, directly or indirectly, without the prior written consent of Buyer (such consent to not be unreasonably withheld, conditioned or delayed), disclose to any third party (other than its Representatives) or use in any manner (other than for the express purposes set forth in this Agreement or the other Transaction Documents or any other agreement contemplated hereby or thereby) any Buyer Confidential Information; provided, that the foregoing restriction shall not (i) apply to any Buyer Confidential Information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.1(a)), or (B) independently developed by Seller or the Retained Business or its or their Representatives without reference to or use of the applicable Buyer Confidential Information, or (ii) prohibit any use or disclosure (A) requested or required by Law or any Governmental Authority process so long as, to the extent legally permissible and reasonably practicable, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure, (B) to comply with reporting, disclosure, filing or other requirements imposed on Seller or the Retained Business (including under applicable securities Laws) by any Governmental Authority, (C) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, or (D) reasonably required to operate the Retained Business in the ordinary course. Notwithstanding anything to the contrary set forth in this Section 7.1(a), Seller and the Retained Business and its and their Representatives shall be deemed to have satisfied their nondisclosure obligations hereunder with respect to Buyer Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar confidential information.

(b)       Buyer shall not, and shall cause its Subsidiaries, the ECR Business and their respective Representatives not to, directly or indirectly, without the prior written consent of Seller, disclose to any third party (other than its Representatives) or use in any manner (other than for the express purposes set forth in this Agreement or the other Transaction Documents or any other agreement contemplated hereby or thereby) any Seller Confidential Information; provided, that the foregoing restriction shall not (i) apply to any Seller Confidential Information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.1(b)) or (B) independently developed by Buyer, any of its Subsidiaries or the ECR Business or any of their respective Representatives without reference to or use of the applicable Seller Confidential Information, or (ii) prohibit any use or disclosure (A) requested or required by Law or any Governmental Authority process so long as, to the extent legally permissible and reasonably practicable, Buyer provides Seller with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure, (B) to comply with reporting, disclosure, filing or other requirements imposed on Buyer, any of its Subsidiaries or the ECR Business (including under applicable securities Laws) by any Governmental Authority, (C) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, or (D) reasonably required to operate the ECR Business in the ordinary course. Notwithstanding anything to the contrary set forth in this Section 7.1(b), Buyer, its Subsidiaries, the ECR Business and their respective Representatives shall be deemed to have satisfied their nondisclosure obligations hereunder with respect to Seller Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar confidential information.

(c)       This Section 7.1 shall survive termination or expiration of this Agreement for a period of two (2) years, except that each Party’s obligations survive in perpetuity for Buyer Confidential Information and Seller Confidential Information, as applicable, that is a trade secret.

Article VIII
INDEMNITY; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

Section 8.1     Disclaimer of Warranties. Except as expressly set forth in this Agreement, the Parties acknowledge and agree that the Services are provided as-is, that the Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and that the Provider (including any employee or other representative of the Provider), to the maximum extent permitted by applicable Law, makes no representation or warranty with respect thereto, whether express or implied, either in fact or by operation of Law, by statute or otherwise, including any representation or warranty in regard to quality, performance, noninfringement, commercial utility, merchantability or fitness of any Service for a particular purpose, and the Recipient acknowledges that it has not relied on any representation or warranty (written or oral) except as expressly set forth in this Agreement. The Recipient acknowledges that (a) the Provider is not a commercial provider of the Services provided under this Agreement (other than with respect to the Project Services, the India Work Share Services and the JCE Services) and is providing the Services as an accommodation in connection with the transactions contemplated by the Transaction Agreement, and (b) this Agreement is not intended by the Parties to have the Provider manage and operate the businesses of the Recipient. The Parties agree that the foregoing shall be taken into consideration in any claim made under this Agreement. For all purposes of this Section 8.1, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

Section 8.2      Limitation on Liability.

(a)       Notwithstanding anything to the contrary contained in this Agreement, except for (i) breaches of confidentiality obligations set forth in Article VII or payment obligations set forth in Article II, Article III or Article IV, or (ii) re-performance in accordance with Section 8.2(c), in no event shall the Provider be liable to the Recipient or any of its Affiliates, Representatives or Employee Benefit Plans, whether in contract, tort (including negligence and strict liability) or otherwise at law or equity, for any damages (including special, indirect, incidental, consequential, exemplary or punitive damages) arising in any way, relating to, or as a consequence of, the performance or non-performance by the Provider (including any of its Subsidiaries, Representatives, unaffiliated Third Party Service Providers or Employee Benefit Plans, in each case providing any applicable Services) under this Agreement of, or the provision of, or failure to provide, any Services, including with respect to business interruptions or claims of customers, even if the Recipient has been advised of the possibility of such damages. For all purposes of this Section 8.2, the “Services” shall include the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e).

(b)       To the extent the Recipient may bring a claim for damages pursuant to Section 8.2(a) above, in no event shall the Provider be liable to the Recipient or any of its Affiliates, Representatives or Employee Benefit Plans, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, for any special, indirect, punitive or consequential damages, unless awarded to a third party in circumstances in which an indemnifying party is responsible hereunder.

(c)       The Recipient’s (and its Representatives, Affiliates, Employee Benefit Plans and its and their successors and assigns) sole and exclusive remedy, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, in connection with the performance of the Services shall be re-performance of the relevant Service at no additional cost or expense during the applicable Service period. The Provider shall only be obligated to re-perform a Service pursuant to this Section 8.2(c), if (i) the Recipient requests the Provider to do so in writing, (ii) such notice identifies the relevant deficiencies in the Services in reasonable detail, (iii) such notice is provided to the Provider within thirty (30) calendar days after such deficiencies have been recognized by the Recipient, and (iv) no more than six (6) months have expired between the performance of the deficient Service by the Provider and the receipt of the notice.

(d)       Notwithstanding anything to the contrary herein, the Recipient shall be responsible for any Losses incurred by the Provider in respect of any of its applicable Locations during the applicable Location Period that are caused by the Recipient or its Invitees, reasonable wear and tear excepted. Notwithstanding anything to the contrary herein, no Party shall have any Liability with respect to any Losses related to any personal property and/or materials of the other Party or its Invitees at its Locations, and all Losses with respect thereto shall be borne by such other Party.

Section 8.3      Indemnity. The Recipient agrees to indemnify and hold the Provider, its Affiliates, Representatives and Third Party Service Providers (each, a “Provider Indemnitee”) harmless from and against any Liability arising out of, in connection with or by reason of any Services provided by such Provider Indemnitee hereunder (or the operation or management of the Post-Closing Assets, Post-Closing Liabilities or Post-Closing Entities pursuant to Section 2.1(d) and the management of the Non-ECR Client Contracts pursuant to Section 2.1(e)), or any use of such Service by the Recipient, any of its respective Affiliates or Representatives or any other Person, except to the extent such Liabilities arise out of the Provider Indemnitee’s (a) breach or violation of this Agreement or (b) willful misconduct or fraud. In addition, each Party agrees to indemnify and hold the other Party, its Affiliates and Representatives harmless from and against any Liability arising out of or in connection with such Party’s breach of Section 2.1(b)(iv)(D), including any costs required to restore any information system as if no such breach had occurred. No Affiliate, Representative, Third Party Provider or Employee Benefit Plan shall have any direct rights or remedies pursuant to this Section 8.3 as a third-party beneficiary or based on any other theory. The Provider shall have the right to assert any claims for indemnification pursuant to this Section 8.3 on behalf of, and for the benefit of, any Affiliate, Representative, Third Party Provider or Employee Benefit Plan.

Section 8.4     Indemnification Procedures. A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened Action, claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Action, claim or demand asserted by a third Party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action, claim or demand to the extent then known; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to assume or maintain the defense of, and to settle, any Third Party Claim if the Indemnifying Party irrevocably agrees in writing to indemnify the Indemnified Party unless (a) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunction or other equitable relief against the Indemnified Party (or any Affiliates thereof), (b) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (c) if the Indemnified Party (on the advice of counsel) reasonably concludes that a conflict of interests exists between the Indemnifying Party and the Indemnified Party which makes representation of both Parties inappropriate under applicable standards of professional conduct. Notwithstanding the preceding sentence, the Indemnifying Party shall not be entitled to settle any Third Party Claim without the Indemnified Party’s express written permission if (A) the settlement requires the Indemnified Party to make any admissions or imposes any requirements or obligations (aside from standard confidentiality requirements) on the Indemnified Party, including, for the avoidance of doubt, the payment of money, or (B) the settlement does not provide for a full and irrevocable release of the Indemnified Party by the third Party asserting the Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.

Article IX
MISCELLANEOUS

Section 9.1     Amendment. Any provision of this Agreement, including the Exhibits hereto, may be amended or waived if, and only if, such amendment is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom such waiver is intended to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.2     Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if delivered by personal delivery, (b) one (1) Business Day after deposit with an overnight delivery service (with charges prepaid), (c) on the date of delivery, after deposit in the mail via registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), and (d) upon confirmation of receipt if given by electronic mail or other customary means of electronic communication as provided below:

If to Buyer:

WorleyParsons Limited
525 North Dairy Ashford
Houston, TX 77079
Attention: Lawrence S. Kalban
Email: larry.kalban@worleyparsons.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana

Houston, TX 77002
Attention: Efren Acosta
Email: efren.acosta@bakerbotts.com

If to Buyer TSA Manager: As designated from time to time

If to Seller:

Jacobs Engineering Group Inc.

1999 Bryan Street, Suite 1200
Dallas, TX 75201
Attention: Michael R. Tyler, General Counsel

Michael Bante, Deputy General Counsel
Email: Michael.tyler@jacobs.com,

Michael.bante@jacobs.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Christopher Ewan; Amber Meek

Email: Christopher.ewan@friedfrank.com; amber.meek@friedfrank.com

If to Seller TSA Manager: As designated from time to time

Section 9.3     Assignment; Binding Effect; No Delegation of Services. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, except as expressly provided in this Agreement, no Party to this Agreement may assign any of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party hereto and any purported assignment in violation of the foregoing shall be null and void.

Section 9.4     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.5     Governing Law, etc. This Agreement, and all actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the transactions contemplated hereby or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of Law or conflicts of Law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

Section 9.6     Dispute Resolution; Venue.

(a)       Subject to Section 2.4, any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including any question regarding the existence, termination of validity of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement), shall be exclusively and definitively settled under the Arbitration Rules of the International Chamber of Commerce (“ICC”) which Rules are deemed to be incorporated by reference into this Section 9.6. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Houston, Texas. The venue for any arbitration hearings shall be Houston, Texas. The arbitrator shall apply the substantive Law of the State of Delaware as set forth in Section 9.5. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be an individual with at least twenty (20) years of industry experience relevant to the ECR Business and must previously have served as an arbitrator in at least five (5) arbitrations where an award was rendered following a hearing on the merits, and shall be mutually agreed upon by the Parties in good faith. If the Parties are unable to agree on an arbitrator after fifteen (15) Business Days, the arbitrator shall be chosen by the ICC; provided, however, that the arbitrator shall not have been employed or retained as a consultant by either Party in the past five (5) years. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding and not be subject to appeal. The costs of the arbitration, including fees and expenses of counsel, any administration fee and filing fee, arbitrator’s fees, and the costs of the use of facilities during the hearings, will be borne by the non-prevailing Party as determined by the arbitrator. Subject to Article VIII, the arbitrator shall have the power to grant temporary, preliminary and permanent relief, including, without limitation, injunctive relief and specific performance, or any other remedy available from a court of competent jurisdiction and not inconsistent with the limitations set forth in Article VIII. Unless the parties to the arbitration expressly agree in writing to the contrary, they shall each keep confidential the existence of any arbitration and all awards in any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a court (in which case the Parties shall seek to make any such filings under seal or with redactions to maintain confidentiality to the maximum extent possible). For purposes of enforcing any award by the arbitrator, each of the Parties hereby agrees to submit to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in Delaware. In any court proceeding to enforce an arbitration award, the prevailing party in such dispute shall be entitled to recover from the losing party all attorney’s fees, costs and expenses reasonably incurred by the prevailing party. For the avoidance of doubt, the arbitration procedure set forth in this Section 9.6(a) shall survive the termination of this Agreement.

(b)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6(b).

Section 9.7     Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.8     Force Majeure. Each Party shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, hurricane, fire, war, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such Party should have happened and made it impossible for such Party to perform its obligations under this Agreement. In any such event, the affected Party’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. Each affected Party will notify the other Party, in writing, upon learning of the occurrence of such event of force majeure. Upon the occurrence of the force majeure event, the affected Party will use commercially reasonable efforts to remove such force majeure event as soon as and to the extent reasonably possible and resume its performance with the least practicable delay.

Section 9.9     Construction. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Provider and Recipient have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

Section 9.10     Entire Agreement. This Agreement (including the Exhibits attached hereto), the Transaction Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

[Remainder of page intentionally left blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WORLEYPARSONS LTD.

By:	/s/ Andrew Wood
Name: Andrew Wood
Title: Chief Executive Officer

JACOBS ENGINEERING GROUP INC.

By:	/s/ Steven J. Demetriou
Name: Steven J. Demetriou
Title: Chair and Chief Executive Officer

[Signature Page to Transition Services Agreement]